Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement of Microfluidics International Corporation on Form S-3 of our report dated March 18, 2008, pertaining to the consolidated financial statements and schedules of  MFIC Corporation (subsequently known as Microfluidics International Corporation) which appears in the Annual Report on Form 10-K of MFIC Corporation (subsequently known as Microfluidics International Corporation) for the year ended December 31, 2007, and to the reference to us under the heading “Experts” in such Registration Statement.

/s/ UHY LLP

Boston, Massachusetts
December 10, 2008